Exhibit  21


                 Subsidiaries of Guaranty Financial Corporation


    Name of Subsidiary                           State of Organization
    ------------------                           ---------------------

Guaranty Bank                                          Virginia

     - GMSC, Inc.                                      Virginia

     - Guaranty Investments Corporation                Virginia

Guaranty Capital Trust I                               Delaware